NEWS RELEASE

GOLDEN QUEEN MAKES TOP UP CONTRIBUTION
AND PROVIDES PROJECT UPDATE

June 15, 2015 - Golden Queen Mining Co. Ltd. (the “Company”) (TSX:GQM; OTCQX:GQMNF) is pleased to provide the following update on activities currently underway and planned for the remainder of 2015 to advance its 50%-owned Soledad Mountain Project (the “Project”) to commissioning and production.

Top Up Contribution

Pursuant to the joint venture agreement with Gauss, LLC, the Company elected to make a top-up contribution to Golden Queen Mining Company, LLC (“GQM, LLC”) in the amount of US$12,500,000. Our joint venture partner, Gauss LLC, provided an equal amount, and the aggregate amount of US$25,000,000 is anticipated to provide GQM, LLC with the necessary funds to fully develop the Project. Both partners will maintain their 50% ownership in the Project.

Status of Turn-Key Projects

The Project is advancing on time and on budget. The Company is targeting the commissioning of the processing facilities during the fourth quarter of 2015.

Workshop & Warehouse – The workshop-warehouse was fully equipped in the first quarter of 2015. The building includes the engineering offices and we have received provisional occupancy permits from Kern County. The workshop-warehouse is now fully functional.

Assay Laboratory – The assay laboratory building was completed on time and on budget in March. The installation of the bag houses and duct work for emissions control was completed in May. The laboratory is currently being equipped and the final electrical hook-up and ventilation balancing is taking place. The laboratory will be commissioned toward the end of June.

Phase 1, Stage 1, Heap Leach Pad – The earthmoving phase, which includes the heap leach pad, the events pond, and the solution conveying channel, was completed in the first quarter of 2015. Liner installation in the events pond and solution conveying channel was completed in May and the heap leach pad liner installation is anticipated to be completed in August. Overliner material is being crushed and placed on the liner on the heap leach pad.

Crushing-Screening Plant – The Hilfiker wall in the primary crusher area was completed on time and on budget in January 2015. The erection of the primary crusher steel structure started in May. The structural steel and equipment for both the primary and secondary crusher areas has been delivered. The construction of the Hilfiker retaining wall in the HPGR area started in May and is expected to continue throughout June. Detailed designs for the HPGR area including the foundations were completed in May. We anticipate that the HPGR will be ready for shipment in mid-July.

Merrill-Crowe Plant – Kern County issued building permits required for the Merrill-Crowe plant in May. Orders have been placed for all the equipment and the supporting steel is currently being fabricated in Mexico. Construction of all footings is under way.

Conveying & Stacking System – The equipment for the overland conveyor has been delivered and the erection is under way. The bulk of the structural steel for the portable and ramp conveyors is also on site and assembly is proceeding on schedule.

Power & Water Supply – Steel for three of five water storage tanks was delivered in late May and steel for the remaining two tanks will be delivered in late June. The construction of the tank foundations will be completed in June. The equipment for the power primary sub-station is on order and delivery is expected towards the end of June. The foundations for this sub-station are being constructed. A backup production water well, PW-4, was drilled to a total depth of 230m. The well was equipped and is currently being developed. Pump tests will then be conducted to determine sustainable water flow rates.

Please see the Photo Gallery under the “Project” tab on our website at www.goldenqueen.com for current images of the Project.

Pre-production Mining

Pre-production mining commenced in April and continued through May. The initial focus was on constructing access ramps and haul roads to be able to access the North-West Ridge with mobile mining equipment. The pre-production mining fleet consists of a Komatsu excavator, 4 - 40 ton haul trucks, 2 dozers, a water truck, a grader and an Atlas Copco blast hole drill. Komatsu equipment for the full-scale mining operation has been delivered and erected and it is expected that this equipment will be put into operation once mining widths in the North-West Pit will permit the use of the larger equipment. Waste rock is being mined and hauled to a portable crushing-screening plant to prepare overliner material required to complete construction of the heap leach pad.

In-fill Drill Program Update

The Company has completed an in-fill drill program in the areas of the North-West Pit and Main Pit Phase 1. The in-fill drill program was previously announced in a news release dated March 16, 2015. A total of 4,400 metres of reverse-circulation drilling was completed and 3,334 samples were sent for analysis to a laboratory in Reno, Nevada. GQM, LLC implemented industry-standard quality assurance/quality control programs for the in-fill drill program to monitor sample preparation and analysis. This included inserting blanks, certified standards, and duplicate samples into the drill-sample stream. All assay data has been received and our consulting geologist has completed his analysis.

The main purpose of the in-fill drill program was to enhance GQM, LLC's understanding of the North-West Pit and Main Pit Phase 1 mineralization, to extend mineralization both laterally and in depth below the current open pit designs and convert Inferred resource estimates to Measured and Indicated resource estimates. The Company is pleased with the results of the in-fill drill program and, based upon the success of this first in-fill drill program, will now consider additional in-fill drill programs for future mining phases to increase and upgrade the resource estimates for the Project.

Management Appointment

The Company is pleased to announce the appointment of Robert C. Walish, Jr. to the position of President of Golden Queen Mining Company, LLC. Mr. Walish was most recently the General Manager of the SCM Franke Operation of KGHM International, formerly QuadraFNX, located in northern Chile, where he was responsible for mining, processing and administration of a four million pound per month open-pit copper mining, heap-leach and SX-EW operation. Before that and over the course of more than 30 years, Mr. Walish worked at mines in Guyana, Arizona, Alaska, South Carolina, Montana and Nevada. He received his Bachelor of Arts degree from the University of Colorado and his Master of Science degree from the University of Wisconsin.

Lutz Klingmann stated “We are thrilled to have Bob join our management team in Mojave. His expertise in mining and processing and his understanding of the commissioning process will be a great benefit to Golden Queen.”

About Golden Queen Mining Co. Ltd:

The Company is developing a gold-silver, open pit, heap leach operation on its fully-permitted 50% owned Project, located just outside the town of Mojave in Kern County in southern California. The Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore.

Technical information in this news release was approved by H. Lutz Klingmann, President and CEO and a Qualified Person as defined in National Instrument 43-101.

For further information regarding this news release please contact:

Lutz Klingmann, President & CEO
Telephone: 778.373.1557
Email: lklingmann@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in this news release includes certain "forward-looking statements". All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to budgets and capital requirements, construction, hiring, decisions of regulators, infrastructure development and other development activities on the Project progress, and statements related to ongoing development, exploration and mining operations on the Project that are not historical, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: the joint venture agreement and related obligations of GQM LLC; the development and operation of the Project, including additional capital requirements for the Project, accidents, equipment breakdowns and non-compliance with environmental and permit requirements, changes to regulations or new governmental decisions affecting planned operations. Other risks and uncertainties include risks related to fluctuations in gold and silver prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, operational or market factors; uncertainties involved in the interpretation of technical data and the estimation of gold and silver resources and reserves; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.